Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Dendreon Corporation:

We consent to the use of our report dated January 31, 2003, except for Note 13, which is as of March 13, 2003, with respect to the balance sheets of Corvas International, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Diego, California

October 31, 2003